Company Contact:
Synthetic Blood International, Inc. Joan Mahan
800-809-6054
For Immediate Release

Synthetic Blood Announces Major Restructuring
Receives $1 million advance against $12 million convertible note
Announces management and board changes

COSTA MESA, Calif. (November 20, 2007) – Synthetic Blood International, Inc. (OTC/BB: SYBD), a bio-pharmaceutical company, today announced a significant financing, management and board changes, and important steps toward successful commercialization of its core product OxycyteTM, a proprietary perfluorocarbon (PFC) therapeutic oxygen carrier and blood substitute.

Management and Board Changes

Synthetic Blood announced that Robert Larsen has assumed the position of interim Chief Executive Officer following the resignation of Robert Nicora effective today due to family health issues. Mr. Larsen, who founded the Company in 1990 and served as director and Chief Financial Officer until his retirement in 2002, will serve until a permanent CEO is recruited and can assume active management of the Company. Mr. Larsen has also rejoined the Company’s Board of Directors. Mr. Nicora, who has guided the Company’s operations since 1998, will remain as a consultant on matters relating to clinical trials and U.S. Food and Drug Administration (FDA) regulatory requirements.

“I deeply regret that family responsibilities have necessitated this action at this crucial time in Oxycyte’s development,”stated Mr. Nicora. “I am confident that the talent brought to the Company by the new board members will help ensure continued financial and operational support.”

Synthetic Blood today also announced the additional appointments to the Company’s Board of Directors of Chris J. Stern, Doctor of Business Administration, and Richard Kiral, PhD, Vice President of Research & Development. Mr. Kiral has been with the Company since 1999 and is responsible for the development of the Oxycyte product. Mr. Stern, best known for his writings and lectures on management techniques and managing multilingual and multinational companies, was also elected Chairman. Mr. Stern, an American and Swiss dual national is Principal and Founder of the Institute for Efficient Management, which has conducted more than one hundred major strategic consulting projects. He also serves on a number of boards, has received his MBA from GSBA in Zurich/State University of New York and a doctorate in business administration from Trinity College & University.

“I am impressed with the progress the Company has made with its preliminary Oxycyte clinical testing and I look forward to assisting in the completion of clinical trials and the marketing of Oxycyte,” stated Mr. Stern. “I would like to take this opportunity to thank Bob Nicora for his many years of service with the Company.”

Synthetic Blood also announced the appointment of Bruce Spiess, MD, and Ross Bullock, MD, to a new Scientific Advisory Board. Both physicians were principal investigators of the Virginia Commonwealth University Reanimation Engineering Shock Center (VCURES) Phase IIa pilot study in traumatic brain injury (TBI) in which patients who were administered Oxycyte showed dramatic improvement over conventional therapy for neurotraumatic damage. Drs. Spiess and Bullock have prepared a protocol for a double blind, placebo-controlled Phase IIb/III study to compare Oxycyte with present-day advanced therapies in TBI. The study is expected to enroll 100 to 150 patients at six major neurosurgery centers.

“I am delighted to join the Company and to assist in guiding it through the FDA process,” stated Dr. Spiess. “If this controlled study produces similar results to the earlier Phase IIa trial, it will prove that the application of Oxycyte to brain and spinal cord injury could well be one of the most exciting advances in the treatment of neurotrauma in the history of medicine.”

Dr. Spiess, who was trained at the Mayo Clinic, is currently a professor of Anesthesiology and Emergency Medicine at the VCU Medical Center in Richmond, Va. He is also Director of VCURES, a group of more than 40 MD and PhD researchers. He has more than 25 years of experience researching oxygen delivery to tissues and developing blood substitutes and oxygen therapeutics. Dr. Spiess has authored six textbooks, more than 25 book chapters, and more than 150 articles in peer-reviewed journals.

M. Ross Bullock, MD, PhD, a neurosurgeon at the VCU, is one of the leading authorities in North America on clinical TBI. Among hundreds of papers and publications, he has coauthored two major sets of clinical guidelines for the management of TBI and a textbook of head injury pathophysiology and management. He is the only physician to have served as chairman of both the Neurotrauma Society and Trauma Section of the American Association of Neurological Surgeons. He is also a member of VCU’s Head Injury research team.

Financing Update

Synthetic Blood today announced that it has received a loan in the amount of $1 million as an advance against a proposed $12 million five-year convertible note with 10 percent interest and a conversion price of $0.22 per share with a lock-up period scheduled to be completed by December 31, 2007. The note also includes an option to invest another $6.6 million priced at $0.245 on conversion with a lock up period. This loan is expected to enable the Company to proceed in preparing sufficient Oxycyte material to move forward with planned additional pre-clinical and clinical trials that are being funded by the U.S. Navy at VCURES, under the direction of Dr. Spiess. The balance of these funds is expected to provide the Company with sufficient capital to complete Phase IIb/III clinical testing, which management believes is necessary to attract major pharmaceutical licensing agreements. The investment is being arranged in Europe on behalf of long-time investors in the Company.

The Company also reported that the U.S. Navy’s Office of Naval Research granted a total of $3.1 million to perform basic scientific research on PFCs in TBI, and $1.3 million for use of PFCs in the treatment and prevention of decompression sickness (DCS). Additionally, a grant for $1.6 million is under consideration for the basic science study of PFCs on arterial gas embolism.

These grants followed a review of the Phase IIa pilot study of Oxycyte in TBI that was conducted at VCURES.

About Synthetic Blood International

Synthetic Blood International is dedicated to commercializing innovative pharmaceuticals and medical devices in the field of oxygen therapeutics and continuous substrate monitoring. The company has under development a blood substitute and a liquid ventilation product, and an implantable glucose sensor. These products are based upon core technologies that include biomedical applications for perfluorocarbons, and medical and industrial applications for biosensors. Each of the product candidates is designed with advantages over currently marketed products in major markets including acute respiratory distress syndrome, stroke, myocardial infarction, surgery, trauma, malignant tumors and diabetes. For further information, visit www.sybd.com.

Safe Harbor Statement The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking information made on the Company’s behalf. All statements other than statements of historical facts which address the Company’s expectations of source of capital or which express the Company’s for the future with respect to financial performance or operating strategies, can be identified as forward-looking statements. Such statements made by the Company are based on knowledge of the environment in which it operates, but because of the factors previously listed, as well as other factors beyond the control of the Company, actual results may differ materially from the expectations expressed in the forward-looking statements.

# # #